Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Oracle Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee**
Fees to Be Paid	0.00	0.00	0.00
Fees Previously Paid	$28,477,199,240.00		$2,639,836.37
Total Transaction Valuation*	$28,477,199,240.00
Total Fees Due for Filing			$2,639,836.37

Total Fees Previously Paid			$2,639,836.37
Total Fee Offsets			0.00

Net Fee Due			0.00

*

Estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Cerner Corporation (“Cerner”), at a purchase price of $95.00 per share, net to the seller in cash, without interest thereon and subject to any required tax withholding. Such shares consist of: (i) 292,952,521 shares of common stock of Cerner that were issued and outstanding as of January 11, 2022; (ii) 3,262,118 shares of common stock of Cerner potentially issuable upon exercise of outstanding exercisable in-the-money stock options as of January 11, 2022; (iii) 2,995,301 shares of common stock of Cerner issuable upon the settlement of outstanding restricted stock units as of January 11, 2022; and (iv) 550,052 shares of common stock of Cerner issuable upon the settlement of outstanding performance share units as of January 11, 2022. The foregoing figures have been provided by the issuer to the offeror and are as of January 11, 2022, the most recent practicable date.

**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022, issued August 23, 2021, by multiplying the transaction value by 0.0000927.

Table 2 — Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-38281	1/19/2022		0.00
Fee Offset Sources					1/19/2022		0.00